EXHIBIT

                            CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION


Rodney K. Thompson and Susan D. Meza certify that:

1. They are the President and Secretary, respectively, of First Guaranty Financial Corporation, a California Corporation.

2. Article IV of the articles of incorporation of this corporation is amended to read as follows:

                                       IV

          The Corporation is authorized to issue two classes of shares of stock; the total number of which this corporation is authorized to issue is Two Hundred Thousand (200,000), of which One Hundred Thousand (100,000) shares shall be common stock, no par value, and One Hundred Thousand (100,000) shares shall be preferred stock, no par value.

          The preferred stock may be issued from time to time in one or more series. The board of directors is authorized to designate and to fix the number of shares of any such series of preferred stock and to determine and alter the rights, privileges, preferences and restrictions granted to or imposed upon any wholly unissued series of preferred stock. The board of directors, within the limits stated in the resolution of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of that series.

          The Corporation shall, from time to time, in accordance with the laws of the State of California increase the authorized amount of its common stock, if at any time the number of shares of common stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the preferred stock.

3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 10,000. The number of shares voting in favor of amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: September 28, 2001.

                                            /s/ Rodney K. Thompson
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                                            Rodney K. Thompson, President


                                            /s/ Susan D. Meza
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                                            Susan D. Meza, Secretary